Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CFO and Senior Managing Director

dhyzak@mainstcapital.com

713-350-6000

Dennard • Lascar Associates, LLC

Ken Dennard  |  ken@dennardlascar.com

Ben Burnham |  ben@dennardlascar.com

773-599-3745

MAIN STREET CAPITAL RELEASES

FOURTH QUARTER 2013 UPDATE

HOUSTON, January 3, 2014 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) today released an update of its investment portfolio activity and the related preliminary operating results for the fourth quarter of 2013, as well as a preliminary forecast of its operating results for the first quarter of 2014.

In commenting on the fourth quarter of 2013, Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “We want to take this opportunity to update our shareholders on our fourth quarter of 2013 operating results and provide preliminary commentary on the first quarter of 2014.  The year-end financial reporting cycle includes an extra month between the reporting of our results for the third quarter in early November and the reporting of our results for the fourth quarter and full year in late February, and we wanted to address that by commencing an end of year update communication.  As part of this update, we’re pleased to report that our investment portfolio and low cost operating structure are estimated to generate quarterly distributable net investment income in excess of our previously announced regular monthly dividends for the fourth quarter of 2013 and the first quarter of 2014, both of which were increases from the previous sequential quarters.  We’re also pleased to announce continued favorable new origination activity in our lower middle market portfolio.  We believe that our portfolio activity in 2013, conservative capital structure and current liquidity position us for continued favorable results in 2014.  We look forward to providing additional details in our final fourth quarter and full year reporting in late February.”

Preliminary Estimate of Fourth Quarter of 2013 Results and 2014 Dividend Expectations

Based primarily on a combination of the continued favorable performance of the equity investments in our lower middle market (“LMM”) portfolio and the benefits of our growing diversified portfolio of debt investments, we expect fourth quarter of 2013 distributable net investment income, which is net investment income before non-cash, share-based compensation expense, per share will exceed both our previously declared regular monthly dividends per share for the fourth quarter of 2013 of $0.48 per share and our previously provided distributable net investment income guidance of between $0.54 and $0.55 per share. (1) In addition, after consideration of the fourth quarter of 2013 investment portfolio activity discussed below and the current investment portfolio as of December 31, 2013, we expect first quarter of 2014 distributable net investment income per share will also exceed our previously declared regular monthly dividends per share for the first quarter of $0.495 per share. (1)

We are entering 2014 on a run-rate annual dividend of $2.48 per share, based upon our regular monthly dividend for the first quarter of 2014 of $0.495 per share and our previously provided guidance that our shareholders should expect two semi-annual supplemental dividends of $0.25 per share per year.  In addition, we currently expect to be in position to deliver at least one additional increase to our regular monthly dividends during 2014, which we expect will increase our run-rate annual dividend to greater than $2.50 per share by this same time next year.

Investment Portfolio Activity

Lower Middle Market Portfolio Investments Update

During the fourth quarter of 2013, we completed LMM portfolio investments totaling approximately $60.6 million, including investments in three new LMM portfolio companies totaling $45.1 million and follow on investments in existing LMM portfolio companies totaling approximately $15.5 million.  These new LMM portfolio investments represent first lien secured debt investments complimented by equity investments and a second lien secured debt investment.  The three new LMM portfolio companies include companies operating in the casual live entertainment and restaurant; digital marketing and customer relationship management; and

industrial distribution industries.  On an aggregate basis, we received total repayments of debt principal from several LMM portfolio debt investments during the fourth quarter of 2013 totaling approximately $14.8 million.  We also fully exited our debt and equity investments in two LMM portfolio companies in the fourth quarter of 2013 for realized gains and at values in excess of the fair market values for such investments as of September 30, 2013.

During the fourth quarter of 2013, we had two existing LMM portfolio investments move to non-accrual status and we expect to record significant unrealized depreciation on these investments as of December 31, 2013.  Despite the impact of the unrealized depreciation associated with these two investments as of December 31, 2013, we do not expect our net asset value (“NAV”) per share, after adjustment for the supplemental dividend paid in December 2013 of $0.25 per share, to be materially different than our reported NAV as of September 30, 2013.  After the impact of these two new non-accrual investments and the move of a prior quarter non-accrual investment back to accrual status, we expect that we will have two portfolio companies on non-accrual as of December 31, 2013.

Middle Market Portfolio Investments Update

During the fourth quarter of 2013, we had a net increase in middle market portfolio investments, which primarily represent debt investments in businesses that are generally larger in size than our LMM portfolio companies, of greater than $75 million.

Private Loan Portfolio Investments Update

During the fourth quarter of 2013, we completed private loan portfolio investments, which primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis, totaling approximately $43.2 million, including investments in four new private loan portfolio companies totaling $19.6 million.  These new private loan portfolio investments primarily represent first lien secured debt investments, complimented by second lien secured debt investments and equity investments.  The four new private loan portfolio companies include companies operating in the electronics manufacturing services; gaming equipment; industrial equipment manufacturing; and physical therapy industries.  On an aggregate basis, we received repayments on or exited several private loan portfolio debt investments, including the full repayment or exit of our investments in two companies, during the fourth quarter of 2013 totaling $20.6 million of debt principal.

Other Activity

During the fourth quarter of 2013, we obtained new leverage commitments from the U.S. Small Business Administration for Small Business Investment Company (“SBIC”) debentures totaling $63.8 million, allowing us to issue new SBIC debentures under the SBIC program in an amount up to the current regulatory maximum amount of $225.0 million.  As of December 31, 2013 we had drawn $39.0 million of these commitments and we expect that the ten-year fixed interest rate on these new SBIC debentures will be in a range consistent with or lower than the weighted average fixed interest rate of approximately 4.3% on our existing $161.2 million of SBIC debentures outstanding at September 30, 2013, further increasing the benefits of both the cost and duration of our SBIC debentures.

Beginning on January 1, 2014, we began accruing management fees under our investment sub-advisor relationship with HMS Income Fund, Inc. (“HMS Income”), and we expect the management fees earned from this relationship will increase throughout 2014 as HMS Income continues its fund raising and portfolio investment activities.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements which are based upon Main Street management’s preliminary determinations and current expectations and are inherently uncertain, including without limitation the fourth quarter of 2013 and first quarter of 2014 operating results, the declaration and payment of regular and supplemental dividends in the future and the December 31, 2013 net asset value per share.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main

Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  The preliminary estimates provided herein are subject to completion of Main Street’s customary quarterly closing and review procedures, including the determination of the fair value of Main Street’s portfolio investments by the Main Street Board of Directors, and have not yet been approved by the Main Street Board of Directors.  As a result, actual results could differ materially from the current preliminary estimates and projections of the future based on adjustments made during Main Street’s quarterly closing and review procedures, and Main Street’s reported information in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2014 may differ from this information, and any such differences may be material.  In addition, the information furnished above does not include all of the information regarding Main Street’s financial condition and results of operations for the quarter and year ended December 31, 2013 and the quarter ended March 31, 2014 that may be important to readers.  As a result, readers are cautioned not to place undue reliance on the information furnished in this press release and should view this information in the context of Main Street’s full fourth quarter and year end 2013 results when such results are disclosed by Main Street in its Annual Report on Form 10-K for the quarter and year ended December 31, 2013 and full first quarter 2014 results when such results are disclosed by Main Street in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  The information furnished in this press release is based on current Main Street management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street undertakes no obligation to update any such statements now or in the future.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income, and the related per share measure, is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with GAAP.  Instead, distributable net investment income should be reviewed only in connection with such GAAP measures in analyzing Main Street’s financial performance.  In order to reconcile estimated distributable net investment income to estimated net investment income per share in accordance with GAAP, $0.02 to $0.03 per share of estimated share-based compensation expense is added back to estimated net investment income per share.

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